Exhibit 5.1

[Letterhead of Bose McKinney & Evans LLP]

July 19, 2024

MediaCo Holding Inc.
48 West 25th Street, Third Floor
New York, New York 10010

Ladies and Gentlemen:

We have acted as local Indiana counsel to MediaCo Holding Inc., an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-3, File No. 333-280779 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale by the selling shareholders named therein of up to the number of  shares specified therein (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”).  This opinion letter is being furnished at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, as amended to date and incorporated by reference in the Registration Statement; and (iii) such agreements, instruments, resolutions of the board of directors of the Company or committees thereof, and other corporate records, and such other documents as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances, and public filings, as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification:  (i) the statements of fact and all representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters, in each case as of the date or dates of such documents and as of the date hereof; (ii) each natural person executing any of the documents we have reviewed has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original document; (iv) all corporate records made available to us by

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the Company, and all public records we have reviewed, are accurate and complete; (v) at the time any of the Shares are sold pursuant to the Registration Statement, the Company will continue to be validly existing and in good standing under the laws of its jurisdiction of organization and (vi) at the time any of the Shares are sold pursuant to the Registration Statement, the total number of issued and outstanding shares of Class A Common Stock (including such Shares being sold), together with the total number of shares of Class A Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any convertible securities or any agreement or arrangement or otherwise, do not exceed the total number of shares of Class A Common Stock then authorized under the Company’s Amended and Restated Articles of Incorporation, as amended to such date.

We have also assumed that the Shares will not be sold (and the selling shareholders will not commit to sell the Shares) in such quantities to “aliens” (as defined in Article XI of the Company’s Amended and Restated Articles of Incorporation, as amended) as would cause the Company to violate Article XI of the Company’s Amended and Restated Articles of Incorporation, as amended, unless  an appropriate ruling has been first received by the Company from the Federal Communications Commission or any successor governmental agency (the “FCC”) to the effect that such sales would be authorized under the Communications Act of 1934, as amended, and the rules, regulations, orders and policies of the FCC.

The opinion set forth herein is expressly limited to and based exclusively on the general corporate laws of the State of Indiana, and we do not express any opinion with respect to the applicability or effect of the laws of any other jurisdiction.  We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that if, when and to the extent any Shares are sold in the manner contemplated by the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon the applicable laws of the State of Indiana and the facts in existence on the date hereof.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the later of the date hereof.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to our firm therein under the heading “Legal Matters”.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  This opinion is intended solely for use in connection with the sale of the Shares pursuant to the Registration Statement by the selling shareholders named therein and is not to be relied upon for any other purpose.

Sincerely,

/s/ BOSE McKINNEY & EVANS llp